Exhibit 15.1

GENERATION INCOME PROPERTIES, INC.

ANNOUNCES CASH DIVIDEND

FOR IMMEDIATE RELEASE

Tampa, FL – February 18, 2020 - Generation Income Properties, Inc. (the “Company”) announced on February 18, 2020 that its board of directors authorized a $0.0875, per share quarterly cash dividend for shareholders of record of the Company’s common stock as of February 28, 2020. This dividend is expected to be paid on or about March 15, 2020.

Our Chairman and Chief Executive Officer stated “The Company is planning on making quarterly dividends this year as we become more responsive to our shareholders. We will continue to evaluate our progress during the year and adjust our dividend payout accordingly.”

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. We invest primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations. Some of these risks and uncertainties are identified in the company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

GIPREIT.COM